Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Gryphon Digital Mining, Inc. (formerly known as Akerna Corp.) (the “Company”) on Form S-8 of our report dated April 1, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Gryphon Digital Mining, Inc. (formerly known as Akerna Corp.) as of December 31, 2023 and 2022 and for each of the two years ended December 31, 2023 appearing in the Annual Report on Form 10-K of Gryphon Digital Mining, Inc. (formerly known as Akerna Corp.) for the year ended December 31, 2023.

Marcum LLP

Los Angeles, CA

April 5, 2024